For Release: March 6, 2013

ICAHN ENTERPRISES ANNOUNCES CLOSING OF DEPOSITARY UNIT OFFERING

(New York, New York, March 6, 2013) – Icahn Enterprises L.P. (“Icahn Enterprises”) (NASDAQ: IEP) today announced the closing of its previously announced registered public offering of 3,174,604 depositary units representing limited partner interests in Icahn Enterprises at $63.00 per depositary unit to the public. Icahn Enterprises received total net proceeds of approximately $193 million, after deducting underwriting discounts and commissions and estimated offering expenses. Icahn Enterprises also granted the underwriters an option for 30 days to purchase up to an additional 476,191 depositary units. The proceeds from the offering will be used for general partnership purposes.

Jefferies LLC served as sole book-running manager.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Jefferies LLC at 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing Prospectus_Department@Jefferies.com.

About  Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300